Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Trimeris, Inc.

We consent to incorporation by reference in the Registration Statements (No. 333-44145, No. 333-44147, No. 333-64064, No. 333-66401, No. 333-74304 and No. 333-90377) on Forms S-8 and the Registration Statements (No. 333-31662, No. 333-60724, No. 333-76689, No. 333-81708 and No. 333-98587) on Forms S-3 of Trimeris, Inc. of our report dated February 14, 2003, except as to Note 13, which is as of March 13, 2003, with respect to the balance sheets of Trimeris, Inc. as of December 31, 2001 and 2002, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and for the cumulative period from the date of inception (January 7, 1993) to December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Trimeris, Inc.

/s/  KPMG LLP

Raleigh, North Carolina

March 26, 2003